EXHIBIT 99.1

                                                Contact: Steven T. Sabatini
                                                         Senior Executive V.P. &
                                                         Chief Financial Officer
                                                         (845) 365-4615

          U.S.B. HOLDING CO., INC., UNION STATE BANK'S PARENT COMPANY,
                 REPORTS THIRD QUARTER EARNINGS OF $7.5 MILLION,
             AN INCREASE OF 19.6 PERCENT OVER THE PRIOR YEAR PERIOD

ORANGEBURG, NY, OCTOBER 22, 2004 - Thomas E. Hales, Chairman of the Board of U.S.B. Holding Co., Inc. (the "Company"), the parent company of Union State Bank (the "Bank"), with consolidated assets of $3.1 billion, today announced that the Company's net income for the three months ended September 30, 2004, was $7.5 million compared to $6.3 million for the three months ended September 30, 2003, an increase of 19.6 percent. The increase in net income for the quarter reflects a significant increase in net interest income, a decrease in the provision for credit losses, and a lower effective rate for the provision for income taxes, as compared to the prior year. These increases were partially offset by a decrease in non-interest income and an increase in operating expenses, as compared to the 2003 third quarter. Diluted earnings per common share for the quarter ended September 30, 2004 was $0.35 compared to $0.30 in the 2003 period, an increase of 16.7 percent. The Company's third quarter 2004 net income resulted in a 17.47 percent return on average common stockholders' equity and a 1.02 percent return on average total assets, as compared to 15.45 percent and 0.91 percent, respectively, for the prior year period.

      For the nine months ended September 30, 2004, net income was $21.9 million compared to $22.6 million for the nine months ended September 30, 2003, a decrease of 3.0 percent. Diluted earnings per common share was $1.03 for the nine months ended September 30, 2004 compared to $1.08 per common share in the prior year period, a decrease of 4.6 percent. The decrease in the net income and diluted earnings per common share for the nine months ended September 30, 2004 compared to the prior year period is due to a significant decrease in security gains from sales of available for sale securities from $8.4 million in the 2003 period compared to security gains of $1.2 million in the current year period. The security gains for the nine months ended September 30, 2003 resulted in an increase in net income, after the effect of income taxes and incentive compensation, of approximately $4.6 million compared to $0.7 million for the 2004 period. Although net income decreased for the nine months ended September 30, 2004 period, primarily as a result of significantly lower security gains, net interest income significantly increased, non-interest income increased, the provision for credit losses decreased, and the effective rate for the provision for income taxes also decreased, while operating expenses increased as compared to the prior year period. The Company's net income for the nine months ended September 30, 2004 resulted in a 17.00 percent return on average common stockholders' equity and a 1.00 percent return on average total assets, as compared to 18.70 percent and 1.16 percent, respectively, for the nine months ended September 30, 2003.

      Mr. Hales commented that, "Although the Company's net income has decreased for the 2004 nine month period compared to the prior year period, net interest income, the Company's core revenue, has significantly increased. The increase in net interest income is especially evident in the third quarter 2004 as compared to the 2003 period, which is the primary reason for the significant increase in quarterly net income compared to the prior year period."

      Net interest income for the quarter ended September 30, 2004 increased to $22.5 million reflecting a 17.0 percent increase from the comparable 2003 quarter due to both increases in average earning assets and an increase in the net interest margin. Average earning assets were $2.8 billion for the quarter ended September 30, 2004 compared to $2.6 billion for the 2003 quarter, an increase of 5.4 percent. This increase was primarily due to a $143.2 million (12.8 percent) increase in average securities and a $78.6 million (5.6 percent) increase in average net loans. The net interest margin on a tax equivalent basis increased to 3.33 percent for the three months ended September 30, 2004 from
3.01 percent for the comparable 2003 period.

      The increase in net interest income is attributed to the Company's ability to generate higher levels of earning assets, funded by an increasing deposit base and a combination of long and short-term borrowings. Management has implemented business development initiatives to increase lending and deposit relationships and strategically use the Company's capital base, combined with wholesale borrowings to increase the security portfolio through leverage. The increase in net interest income was accomplished while carefully managing the Company's interest rate exposure and positioning the Company to increase its net interest spread and margin on a tax equivalent basis during a period of rising interest rates.

      The net interest margin is positioned to continue to widen if short-term interest rates continue to increase. This is due to the asset sensitivity of the Company's balance sheet, which is primarily the result of significant investments in floating rate securities and commercial loans, which reprice based on spreads over LIBOR and the prime rate. If interest rates were to decline, or if prepayments of loans and securities accelerated, the Company's net interest income would be negatively affected.

      The provision for credit losses declined to $0.1 million for the three months ended September 30, 2004 from $0.4 million for the three months ended September 30, 2003, reflecting an improvement in credit quality as discussed further below.

      Non-interest income decreased $0.1 million to $2.0 million for the three month period ended September 30, 2004, compared to the prior year period. The decrease was primarily due to a reduction in loan prepayment fees, partially offset by an increase in letter of credit fees.

      Non-interest expenses increased 17.1 percent to $13.0 million for the 2004 third quarter compared to $11.1 million for the 2003 third quarter. The increase supported the 6.5 percent growth in average total assets, including costs related to increases in headcount, the technological infrastructure, legal proceedings related to a nonaccrual real estate construction loan, and compliance with Sarbanes-Oxley legislation.

      The effective rate for the provision for income taxes for the three months ended September 30, 2004 compared to the prior year period decreased to 33.8 percent from 36.2 percent. The decrease was primarily due to lower state income taxes.

      Net interest income for the nine months ended September 30, 2004 increased
14.3 percent to $64.6 million, primarily as a result of a higher level of average earning assets compared to the prior year. Average earning assets increased to $2.8 billion for the nine months ended September 30, 2004 compared to $2.5 billion for the same period in 2003, an increase of 12.6 percent. The growth was a result of increases primarily in average securities of $264.3 million (25.9 percent) and average net loans of $96.8 million (7.0 percent). The increase in the net interest margin on a tax equivalent basis to 3.17 percent for the nine months ended September 30, 2004 from 3.13 percent for the comparable 2003 period also contributed to the increase in net interest income.

      Non-interest income increased 2.7 percent to $5.9 million for the nine months ended September 30, 2004, as compared to $5.7 million for the prior year period. The increase was due to increases in service charges on deposit accounts, fee income on non-traditional investment product sales, and fees derived from credit cards, partially offset by lower loan prepayment fees. Although non-interest income increased during the nine months ended September 30, 2004, compared to the prior year period, a continued increase may prove to be challenging during the remainder of 2004 due to the higher level of loan prepayment fees that occurred in 2003.

      By prudently analyzing the security portfolio, Management realizes gains on available-for-sale securities when market conditions warrant. Security gains decreased $7.2 million to $1.2 million for the nine months ended September 30, 2004, compared to $8.4 million for the similar 2003 period. During the nine month period ended September 30, 2004, approximately $104.2 million of available for sale mortgage-backed investment securities were sold to restructure and enhance the yield of the security portfolio by reinvesting sale proceeds in a combination of fixed rate callable U.S. government agencies and mortgage-backed securities. The gains for the 2003 period on sales of available for sale securities were significantly higher, primarily as a result of the larger dollar amount of securities sold ($414.7 million) at higher premiums in that period, especially on securities that would have otherwise been prepaid at par. Management will continue to evaluate the effect of the changing interest rate environment on the Company's security portfolio.

      Non-interest expenses increased 13.0 percent to $37.9 million for the nine months ended September 30, 2004, compared to $33.5 million for the 2003 comparable period. The increase supported the 12.3 percent growth in average total assets from $2.6 billion for the nine months ended September 30, 2003 to $2.9 billion for the nine months ended September 30, 2004. The $4.3 million increase in non-interest expenses was primarily a result of increases in salaries and benefits expense of $2.5 million resulting from headcount growth, and increases in medical benefits and payroll taxes; a $0.7 million increase in occupancy and equipment expense, primarily from an increase in depreciation expense from the purchase of assets related to technological upgrades and branch buildings; and a $0.7 million increase in professional fees, consisting primarily of legal costs related to the litigation proceedings of a nonaccrual real estate construction loan, and professional fees for compliance with Sarbanes-Oxley legislation.

      The provision for credit losses decreased $1.4 million for the nine months ended September 30, 2004 to $0.7 million from $2.1 million for the comparable 2003 period. This decrease was primarily due to an improvement in credit quality of the loan portfolio and a significant decrease in the provision for credit losses related to one non-performing real estate construction loan, as compared to the nine months ended September 30, 2003. The decrease was partially offset by an increase in loans outstanding of $38.9 million, or 2.7 percent, as of September 30, 2004, compared to December 31, 2003. The Company's non-performing assets decreased to $4.3 million, or 0.14 percent of total assets, at September 30, 2004 from $6.1 million, or 0.21 percent of total assets, and $7.1 million, or 0.24 percent of total assets, at December 31, 2003 and September 30, 2003, respectively.

      A substantial amount of non-performing assets at September 30, 2004 consists of one real estate construction loan of $3.6 million compared to $5.5 million and $7.0 million at December 31, 2003 and September 30, 2003, respectively. The specific allocation of the allowance for loan losses for this loan was $0.3 million at September 30, 2004 and $0.2 million at December 31, 2003. No valuation allowance for this loan was considered necessary at September 30, 2003. The non-performing real estate construction loan is personally guaranteed by the principals. The guarantees have not been considered in determining the amount of charge-offs or allowance for loan losses applicable to this loan.

      As of October 22, 2004, of the original 83 condominium units of this real estate construction project, one unit remains unsold and is currently in contract. The Bank continues to proceed with foreclosure of its $2.9 million mortgage on other real estate that also collateralizes the loan, and to pursue its claim against the borrower and guarantors for any deficiency. The guarantors have filed counter claims in this case, which the Bank is vigorously defending. A trial commenced on July 12, 2004 and concluded on August 3, 2004. A decision by the court is expected by the end of the calendar year.

      Mr. Hales added, "The credit quality of the $1.49 billion loan portfolio continues to remain strong as evidenced by the reduction in nonaccrual loans and minimal net charge-offs of $265,000 (0.02 percent of average net loans) for the nine month 2004 period. The significant portion of the nonaccrual loans relates to one real estate construction loan. Management has done an outstanding job of completing the workout of the project."

      The effective rate for the provision for income taxes for the nine months ended September 30, 2004 compared to the prior year period, decreased to 33.9 percent from 35.5 percent. The decrease was primarily due to lower state income taxes.

      The Company operates through its banking subsidiary, Union State Bank, founded in 1969 in Rockland County, where it is headquartered and has the number one market share. Union State Bank is a commercial bank with 29 branches, of which 26 are located in Rockland and Westchester Counties, New York, and one branch each in Stamford, Connecticut, Goshen, Orange County, New York, and Manhattan, New York City. The Bank also operates four loan production offices in Rockland, Westchester, and Orange Counties, New York, and Stamford, Connecticut. The Company's common stock is listed on the New York Stock Exchange trading under the symbol "UBH." Further information on the Company can be found on the world wide web at www.unionstate.com.

--------------------------------------------------------------------------------

      FORWARD-LOOKING STATEMENTS: The Company has made, and may continue to make, various forward-looking statements with respect to earnings, credit quality and other financial and business matters for periods subsequent to September 30, 2004. The Company cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and that statements relating to subsequent periods increasingly are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Actual results could differ materially from forward-looking statements.

      In addition to the underlying factors previously disclosed by the Company and identified elsewhere herein, the following factors and assumptions could cause actual results to differ materially from such forward-looking statements: competitive pressures on loan and deposit product pricing; other actions of competitors; changes in economic conditions, including changes in interest rates and the shape of the U.S. Treasury yield curve; wartime events, terrorist events, and the related impact of the credit quality of borrowers; the extent and timing of actions of the Federal Reserve Board; customer deposit disintermediation; changes in customers' acceptance of the Company's products and services; increases in Federal and state income taxes and/or the Company's effective income tax rate; and the extent and timing of legislative and regulatory actions and reform.

      The Company's forward-looking statements are only as of the date on which such statements are made. By making any forward-looking statements, the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

--------------------------------------------------------------------------------

                            U.S.B. HOLDING CO., INC.
                   SELECTED FINANCIAL INFORMATION - UNAUDITED
                 (IN THOUSANDS, EXCEPT RATIOS AND SHARE AMOUNTS)

                                              NINE MONTHS ENDED           THREE MONTHS ENDED
                                                SEPTEMBER 30,                SEPTEMBER 30,
                                            2004           2003           2004          2003
                                         -----------    -----------    -----------    -----------
CONSOLIDATED SUMMARY OF OPERATIONS:
     Interest income                     $   107,026    $    96,775    $    36,750    $    32,871

     Interest expense                         42,400         40,257         14,258         13,641
                                         -----------    -----------    -----------    -----------
     Net interest income                      64,626         56,518         22,492         19,230
     Provision for credit losses                 664          2,063            110            391
     Non-interest income                       5,851          5,699          2,008          2,138
     Security gains                            1,197          8,383             --             --
     Non-interest expenses                    37,863         33,515         13,035         11,127
                                         -----------    -----------    -----------    -----------
     Income before income taxes               33,147         35,022         11,355          9,850
     Provision for income taxes               11,234         12,426          3,836          3,564
                                         -----------    -----------    -----------    -----------
     Net income                          $    21,913    $    22,596    $     7,519    $     6,286
                                         ===========    ===========    ===========    ===========

CONSOLIDATED COMMON SHARE DATA:(1)
     Basic earnings per share            $      1.07    $      1.10    $      0.37    $      0.31
     Diluted earnings per share          $      1.03    $      1.08    $      0.35    $      0.30
     Weighted average shares              20,407,604     20,446,035     20,324,406     20,372,623
     Adjusted weighted average shares     21,308,107     20,971,704     21,217,696     20,997,330
     Cash dividends per share            $      0.34    $      0.28    $      0.13    $     0.095

                                                              SEPTEMBER 30,    DECEMBER 31,    SEPTEMBER 30,
SELECTED BALANCE SHEET DATA AT PERIOD END:                        2004            2003             2003
                                                              -------------    ------------    -------------
     Securities available for sale, at estimated fair value    $   901,619     $ 1,081,380     $ 1,098,293
     Securities held to maturity                                   503,612         237,998         233,428
     Loans, net of unearned income                               1,487,599       1,448,680       1,437,062
     Allowance for loan losses                                      15,134          14,757          14,379
     Total assets                                                3,138,932       2,906,462       2,988,983
     Deposits                                                    1,996,437       1,775,049       1,888,557
     Borrowings                                                    880,785         893,505         765,866
     Subordinated debt issued in connection with/and
        Corporation-Obligated mandatory redeemable
        capital securities of subsidiary trusts                     61,858          51,548          50,000
     Stockholders' equity                                          179,071         168,293         164,952
     Tier 1 capital                                            $   237,161     $   217,631     $   211,829
     Common shares outstanding(1)                               20,324,461      20,462,180      20,390,860
     Book value per common share1                              $      8.81     $      8.22     $      8.09

SELECTED BALANCE SHEET FINANCIAL RATIOS:
     Leverage ratio                                                   8.07%           7.54%           7.67%
     Allowance for loan losses to total loans                         1.02%           1.02%           1.00%
     Non-performing assets to total assets                            0.14%           0.21%           0.24%

SELECTED INCOME STATEMENT DATA FOR                NINE MONTHS ENDED               THREE MONTHS ENDED
                                                  -----------------               ------------------
         THE PERIOD ENDED:                 SEPT. 30, 2004  SEPT. 30, 2003   SEPT. 30, 2004  SEPT. 30, 2003
                                           --------------  --------------   --------------  --------------
     Return on average total assets             1.00%           1.16%           1.02%            0.91%
     Return on average common
        stockholders' equity                   17.00%          18.70%          17.47%           15.45%
     Efficiency ratio                          52.54%          52.57%          52.08%           50.87%
     Net interest spread - tax equivalent       3.10%           3.01%           3.27%            2.90%
     Net interest margin - tax equivalent       3.17%           3.13%           3.33%            3.01%

----------
(1) Share amounts are adjusted for the five percent common stock dividend distributed in September 2004.

                            U.S.B. HOLDING CO., INC.

                     AVERAGE BALANCE INFORMATION - UNAUDITED

                                                 NINE MONTHS ENDED               THREE MONTHS ENDED
                                                 -----------------               ------------------
                                                   SEPTEMBER 30,                   SEPTEMBER 30,
                                               2004            2003            2004           2003
                                            ----------      ----------      ----------      ----------
ASSETS                                                (000's)                         (000's)
------
Federal funds sold                          $   28,905      $   77,386      $   25,321      $  105,238
Securities(2)                                1,283,481       1,019,143       1,260,066       1,116,827
Loans(3)                                     1,477,016       1,380,227       1,483,012       1,404,389
                                            ----------      ----------      ----------      ----------
Earning assets                               2,789,402       2,476,756       2,768,399       2,626,454
                                            ----------      ----------      ----------      ----------
TOTAL ASSETS                                $2,921,867      $2,600,687      $2,946,521      $2,767,015
                                            ----------      ----------      ----------      ----------

LIABILITIES AND
         STOCKHOLDERS' EQUITY
         --------------------
Non-interest bearing deposits               $  316,251      $  274,416      $  333,323      $  289,644
Interest bearing deposits                    1,555,069       1,406,008       1,551,713       1,463,795
                                            ----------      ----------      ----------      ----------
Total deposits                               1,871,320       1,680,424       1,885,036       1,753,439
Borrowings                                     780,072         630,968         745,991         688,552
Subordinated debt issued in connection
     with/and Corporation-Obligated
     mandatory redeemable capital
     securities of subsidiary trusts            58,643          50,000          61,858          50,000
Interest bearing liabilities                 2,393,784       2,086,976       2,359,562       2,202,347
STOCKHOLDERS' EQUITY                        $  171,790      $  161,038      $  172,179      $  162,698
                                            ----------      ----------      ----------      ----------

----------
(2)   Securities exclude mark-to-market adjustment required by FASB No. 115.

(3) Loans are net of unearned discount and the allowance for loan losses. Nonaccruing loans are included in average balances for purposes of computing average loans, average earning assets, and total assets.

                            U.S.B. HOLDING CO., INC.

                 SUPPLEMENTAL FINANCIAL INFORMATION - UNAUDITED

                                            CONSOLIDATED BALANCE SHEET DATA
                                                  AT SEPTEMBER 30,
                                                2004           2003
                                             ----------      ----------
                                                      (000's)
Commercial (time and demand) loans           $  162,912      $  153,608
Construction and land development loans         390,654         369,692
Commercial mortgages                            600,419         606,216
Residential mortgages                           250,286         242,363
Home equity loans                                73,495          56,597
Personal installment loans                        2,103           2,816
Credit card loans                                 6,111           5,325
Other loans                                       5,770           5,463
Deferred commitment fees                          4,151           5,018
Intangibles                                       5,385           5,876
Goodwill                                          1,457              --
Nonaccrual loans                                  4,264           7,106
Restructured loans                                  139             143
Non-interest bearing deposits                   403,713         352,296
Interest bearing deposits                     1,592,724       1,536,261


                                         CONSOLIDATED INCOME STATEMENT DATA FOR THE
                                        NINE MONTHS ENDED          THREE MONTHS ENDED
                                        -----------------          ------------------
                                          SEPTEMBER 30,              SEPTEMBER 30,
                                       2004          2003          2004         2003
                                     --------      --------      --------      --------
                                            (000's)                     (000's)
Interest income - FTE                $108,617      $ 98,312      $ 37,277      $ 33,375
Net interest income - FTE              66,217        58,055        23,019        19,734
Deposit service charges                 3,206         2,887         1,038         1,047
Other income                            2,645         2,812           970         1,091
Salaries and employee benefits
    expense                            22,571        20,097         7,554         6,774
Occupancy and equipment expense         5,863         5,117         2,049         1,707
Advertising and business
     development expense                2,099         1,924           620           590
Professional fees expense               1,739         1,079           875           364
Communications expense                  1,104           909           424           300
Stationery and printing expense           532           601           148           217
Amortization of intangibles               835           761           290           253
Other expense                           3,120         3,027         1,075           922
Net charge-offs                           265         1,804           130            82